UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014

VICON INDUSTRIES, INC.
(Exact Name of registrant as specified in its charter)

New York	1-7939	11-2160665
(State of Incorporation or	(Commission File Number)	(IRS Employer
Organization)		Identification No.)

131 Heartland Blvd., Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

(631) 952-2288
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2014, Vicon Industries, Inc. (the “Company”) entered into a Severance Agreement and Release of all Claims letter agreement (the “Separation Agreement”) with Charles Chestnutt, Executive Vice President and Chief Operating Officer, in which the Company and Mr. Chestnutt mutually agreed that Mr. Chestnutt’s employment with the Company will cease effective January 2, 2015 (the “Departure Date”).

Pursuant to the Separation Agreement (i) the Company will provide Mr. Chestnutt with aggregate severance payments of $324,000 to be paid in 24 equal monthly installments following the Departure Date in accordance with the terms of his Employment Agreement with the Company dated March 28, 2014, as well as the continued payment of base salary, accrued vacation and benefits through the Departure Date; and (ii) all stock options and stock appreciation rights with respect to the Company’s common stock held by Mr. Chestnutt will continue to vest in accordance with their terms through the Departure Date only, and notwithstanding the original terms thereof, each such stock option and stock appreciation right will continue to be exercisable following the Departure Date with respect to the vested portion thereof until the earlier of (a) three years following the Departure Date, and (b) such date as such stock option or stock appreciation right would have otherwise expired in accordance with its terms.

Mr. Chestnutt also executed a General Release in favor of the Company in consideration of the amendment to the terms of his equity awards pursuant to the terms of the Separation Agreement.

The foregoing is a summary description of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Exhibit No.	Description
10.1	Severance Agreement and Release of all Claims letter agreement, dated as of November 18, 2014, by and between Vicon Industries, Inc. and Charles Chestnutt

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2014

VICON INDUSTRIES, INC.

By: /s/ John M. Badke
John M. Badke
Senior Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement and Release of all Claims letter agreement, dated as of November 18, 2014, by and between Vicon Industries, Inc. and Charles Chestnutt